                                                                   PRESS RELEASE

                                  Raster Graphics Investment Community Contacts:
                                        Rak Kumar, President & CEO, 408-232-4000
                    Kathy J. Bagby, Acting Chief Financial Officer, 408-232-4000

FOR IMMEDIATE RELEASE                      Raster Graphics Trade Press Contacts:
                              Kelli Ramirez, Director of Marketing, 408-220-1450


         RASTER GRAPHICS ANNOUNCES SETTLEMENT OF CLASS ACTION LAWSUITS

SAN JOSE, Calif., Mar. 5, 1999 - Raster Graphics (Pink Sheets: RGFX) today announced the final judicial approval of the settlement of certain class action lawsuits, which were pending against the Company since March 1998. The lawsuits alleged that the Company and several of its officers and directors violated federal securities laws. Judicial approval of the settlement of these lawsuits is a condition to the proposed merger between Raster Graphics and Gretag Imaging Group, Inc., a leading provider of imaging and photofinishing equipment.

The Final Judgement and Order of Dismissal was granted by the United States District Court in the Northern District of California on February 19, 1999. Under the terms of the settlement, the plaintiffs have received $4.5 million, of which Raster Graphics paid $850,000; the remaining $3.65 million has been paid by the Company's insurance carrier. These sums had been previously placed in an escrow account pending approval of the settlement.

The settlement of these lawsuits is a condition to the consummation of the merger between Raster Graphics and Gretag Imaging, announced on October 6, 1998. Proxy statements regarding the merger have been mailed to all shareholders, and the shareholder vote regarding the merger will be taken at the Annual Meeting of Stockholders of Raster Graphics, scheduled for March 19, 1999.

ABOUT RASTER GRAPHICS

On October 6, 1998, Raster Graphics announced it had signed a merger agreement with a subsidiary of Gretag Imaging, a leading provider of imaging and photofinishing equipment. Raster Graphics Inc. designs, manufactures and markets large format color printing systems for the on-demand, large format color digital printing market. Its customers include graphic arts service bureaus, photo labs, screen printers, exhibit and sign companies, and in-house graphics services. Raster Graphics offers customers complete large-format color printing solutions including its Arizona Digital Screen Press; the PiezoPrint(TM) 5000 production inkjet printer; the Digital ColorStation(TM) 5442 electrostatic digital press; Onyx PosterShop(R) image processing software; and related consumable products. Onyx Graphics is a Raster Graphics company. Raster Graphics is a publicly traded company, listed on Over-The-Counter Pink Sheets under the symbol RGFX. For more information, visit RGI's home page at www.rgi.com on the World Wide Web.

Certain of the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ materially from the statements made due to a variety of factors including, but not limited to (i) failure to consummate the merger between Raster Graphics and Gretag, (ii) unforeseen delays in the distribution of Raster Graphics products, (iii) risks associated with new product development and new technology, (iv) unforeseen operational problems and
(v) other risk factors described in the Company's Form 10-K405 for the year ended December 31, 1997 and other documents that are filed from time to time with the Securities and Exchange Commission.

                                     -30-

Digital Screen Press Arizona, PiezoPrint and ColorStation are trademarks, and PosterShop is a registered trademark, of Raster Graphics Inc. All other trademarks and registered trademarks are the property of their respective owners.